EXHIBIT 16.1

August 29, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Abaxis, Inc.’s Form 8-K dated August 25, 2005, and have the following comments:

1.	We agree with the statements made in the first, second, fourth, fifth and sixth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the third, seventh and eighth paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP